Exhibit 10.5

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

BETWEEN

ALKERMES PHARMA IRELAND LIMITED

AND

RECRO PHARMA, INC.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

THIS DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2015 (the “Effective Date”) by and between Alkermes Pharma Ireland Limited, a private limited company organized and existing under the laws of the Republic of Ireland (“Alkermes”), and Recro Pharma, Inc., a corporation organized and existing under the laws of Pennsylvania (“Recro”). Recro and Alkermes are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Alkermes, Eagle Holdings USA, Inc. (“Eagle”), Daravita Limited (“Daravita”), Recro and Recro Pharma LLC (“Recro Pharma,” together with Recro, the “Purchasers”) entered into a Purchase and Sale Agreement, dated as of March 7, 2015 (the “Purchase and Sale Agreement”), pursuant to which, among other things, Eagle agreed to sell, and Purchasers agreed to buy, all of the issued and outstanding membership interests of Alkermes Gainesville LLC (now known as Recro Gainesville LLC);

WHEREAS, Exhibit B to the Purchase and Sale Agreement among Alkermes, Daravita, Eagle, DV Technology LLC and the Purchasers provided, among other things, that, after the Closing Date, Alkermes would provide the clinical supply of BC Parenteral Meloxicam and Finished Meloxicam (each as defined below), and the provision of development services with respect to the Chemistry, Manufacturing and Controls (“CMC”) section for bulk nanocrystals (in support of clinical trials related to BC Parenteral Meloxicam) of a new drug application (“NDA”) for BC Parenteral Meloxicam and, if elected by Recro, the commercial supply of BC Parenteral Meloxicam, each as more specifically set forth herein, to Recro or its Affiliates;

WHEREAS, pursuant to the Intellectual Property Transfer and License Agreement (as defined below), Alkermes granted DV Technology LLC (now known as Recro Technology LLC) certain rights with respect to meloxicam products;

WHEREAS, prior to the Closing Date, Recro, Alkermes and Alkermes, Inc. entered into a letter agreement, dated March 26, 2015 (the “Meloxicam Letter”), pursuant to which Alkermes was to provide certain services prior to the Closing Date and the Parties desire to make such services subject to the terms of this Agreement;

WHEREAS, Alkermes hereby agrees to perform certain services related to the foregoing, and Recro hereby agrees to receive such services, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Alkermes and Recro agree as follows:

Article 1

Definitions

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below. In the event of a conflict between the definition of a term contained herein and the definition of such term in the Purchase and Sale Agreement, this Agreement shall control. In addition, the terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)); and the term “or” has the inclusive meaning represented by the phrase “and/or” (regardless of whether it is actually written (and drawing no implication from the actual use of the phrase “and/or” in some instances but not in others)). The word “will” shall be construed to have the same meaning and effect as the word “shall.”

1.1 “5kg Capital Equipment” is defined in Section 5.4.

1.2 “Action” shall mean any action, claim, suit, arbitration, litigation, proceeding, or governmental investigation.

1.3 “Additional Regulatory Services” means any reasonable regulatory assistance that Recro may require from Alkermes, and Alkermes has agreed in writing to provide, other than the CMC Development Services.

1.4 “Affiliate” of a Person means any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

1.5 “Agreement” has the meaning set forth in the preamble.

1.6 “Alkermes” has the meaning set forth in the preamble.

1.7 “Alkermes Facility” means that portion of the Alkermes manufacturing facility located in Athlone, Ireland in which Alkermes intends to Manufacture product as required by this Agreement, including areas such as warehouse space, quality control laboratories, or office space that may be used for BC Parenteral Meloxicam, Finished Meloxicam and other products.

1.8 “Alkermes Indemnitees” is defined in Section 11.1(a).

1.9 “Allocable Overhead” means costs incurred by Alkermes or for its account which are attributable to Alkermes’ costs of supervisory services, general and administrative activities, occupancy (including utilities and property taxes), registrations, permits and licenses, insurance, depreciation, payroll, non-cash compensation, information systems, human resources and purchasing, as allocated to company departments based on space occupied, headcount or activity-based methods, in all cases as applied by Alkermes in accordance with GAAP and Alkermes’ accounting standards on a consistent basis.

1.10 “Ancillary Agreements” has the meaning assigned to it in the Purchase and Sale Agreement.

1.11 “Approved Methods” is defined in Section 6.4(a).

1.12 “Assigned Technology” is defined in Section 6.8(b).

1.13 “Batch” means the amount of BC Parenteral Meloxicam or Finished Meloxicam derived therefrom, as applicable, produced during one production run.

1.14 “BC Meloxicam SC” means BC Parenteral Meloxicam that is designed for subcutaneous administration.

1.15 “BC Parenteral Meloxicam” means any parenteral Meloxicam in bulk crystal/formulated NanoCrystal form, as further described in the applicable Specification. For clarity, BC Parenteral Meloxicam provided hereunder shall be in [***] strength, as agreed by the Parties, or in such other strength as the Parties may agree.

1.16 “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Dublin, Ireland are required or authorized by Law to be closed.

1.17 “Calendar Quarter” means a three-month period ending on March 31, June 30, September 30, or December 31.

1.18 “Calendar Year” means the twelve-month period ending on December 31.

1.19 “Certificate of Analysis and Compliance” means the certificate for each Batch of BC Parenteral Meloxicam or Finished Meloxicam delivered hereunder listing the tests performed, the test specifications and the test results and certifying that such Batch was Manufactured in accordance with cGMP.

1.20 “cGMP” means current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations to the U.S. Code of Federal Regulations Title 21 (21 CFR 210 and 21 CFR 211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7 and subject to any arrangements, additions or clarifications agreed from time to time between the Parties in this Agreement.

1.21 “Claim” is defined in Section 11.1(c).

1.22 “Clinical Requirements” means the amount of BC Parenteral Meloxicam or Finished Meloxicam to be provided by Alkermes to Recro and its Sublicensees in accordance with Section 3.4 of this Agreement for the conduct of clinical studies of Finished Meloxicam.

1.23 “Closing Date” has the meaning assigned to it in the Purchase and Sale Agreement.

1.24 “CMC” means Chemistry, Manufacturing and Controls.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.25 “CMC Development Services” means (i) reasonable support with respect to the CMC section for bulk nanocrystals (in support of clinical trials related to BC Parenteral Meloxicam) of the NDA(s) for BC Parenteral Meloxicam sufficient to allow Recro to complete and file such CMC sections to the same standard as Alkermes would apply in submission of an NDA for its own similar products, (ii) information and expertise, including advisory, related to BC Parenteral Meloxicam and (iii) CMC regulatory assistance during the clinical work for BC Parenteral Meloxicam.

1.26 “Confidential Information” has the meaning set forth in Section 12.1.

1.27 “Daravita” has the meaning set forth in the Recitals.

1.28 “DMF” means the drug master file for BC Parenteral Meloxicam, and any amendments and supplements thereto, submitted to the FDA by or on behalf of Alkermes, which will contain all necessary information concerning BC Parenteral Meloxicam, the composition of the foregoing, and the Manufacture of the foregoing. All information in the DMF will be deemed to be the Confidential Information of Alkermes; provided that, the foregoing shall not limit Recro’s right under Section 10.4(b) to use any information in the DMF which is included in the Technology Transfer Information.

1.29 “Documentary Evidence” has the meaning set forth in Section 4.5(c).

1.30 “Eagle” has the meaning set forth in the Recitals.

1.31 “Effective Date” has the meaning set forth in the preamble.

1.32 “Extension Periods” is defined in Section 10.1(b).

1.33 “External Demand” is defined in Section 12.1(b).

1.34 “Ex-Works” shall have the meaning accorded to that term in the ICC Incoterms 2010, International Rules for the Interpretation of Trade Terms, ICC Publication No. 715.

1.35 “Existing Batches” means batches of Finished Meloxicam in existence prior to the Closing Date in which batches all right, title and ownership passed to Recro as a result of the Purchase and Sale Agreement.

1.36 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.37 “Finished Meloxicam” means BC Parenteral Meloxicam in appropriate sealed injectable filled vials without labels.

1.38 “Finished Meloxicam SC” means Finished Meloxicam that is designed for subcutaneous administration.

1.39 “Firm PO” is defined in Section 4.3(a).

1.40 “Firm Zone” is defined in Section 4.2(d).

1.41 “First Approval” means receipt of the first Regulatory Approval for marketing and sale of Finished Meloxicam.

1.42 “First-Sale Term” is defined in Section 10.1(a).

1.43 “Flexible Zone” is defined in Section 4.2(d).

1.44 [***]

1.45 “Force Majeure Event” is defined in Section 13.12(a).

1.46 “Fully Burdened Costs” means 100% of Alkermes’ costs for performing the Services, which shall include Alkermes’ costs of materials, direct labor, warehousing, quality assurance/control, delivery and storage costs, and Allocable Overhead, in each case, to the extent allocable to such activities. The Fully Burdened Cost shall in all cases be applied by Alkermes in accordance with GAAP.

1.47 “GAAP” means United States generally accepted accounting principles.

1.48 “Governmental Entity” shall mean any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or Regulatory Authority.

1.49 “Indemnitee” is defined in Section 11.1(c).

1.50 “Indemnitor” is defined in Section 11.1(c).

1.51 “Initial Period” is defined in Section 10.1(a).

1.52 “Intellectual Property Transfer and License Agreement” has the meaning assigned to it in the Purchase and Sale Agreement.

1.53 “Interest Rate” means an interest rate of [***] per month or the maximum applicable legal rate, if less.

1.54 “IP License Agreement” has the meaning assigned to it in the Purchase and Sale Agreement.

1.55 “Latent Defect” means a defect that causes a Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, to fail to conform to the Specifications, which defect is not discoverable upon testing performed pursuant to Section 6.4(a) but is discovered at a later time.

1.56 “Launch Stock” means any supply of BC Parenteral Meloxicam that is ultimately intended, in Finished Meloxicam form, for commercial marketing and sale which is Manufactured by Alkermes prior to First Approval.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.57 “Law” shall mean any United States federal, state or local, or any non-United States law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

1.58 “Lookback Period” is defined in Section 11.3(b).

1.59 “Losses” is defined in Section 11.1(a).

1.60 “Manufacture” (including variations such as “Manufacturing”) means the performance of all operations involved in the manufacture, quality control testing (including in process, release and stability testing, if applicable), release, shipment and storage (if applicable) of BC Parenteral Meloxicam or Finished Meloxicam, as applicable.

1.61 “Meloxicam” means an aqueous extended-release formulation of the selective COX-2 inhibitor non-steroidal anti-inflammatory drug meloxicam that has been developed by Alkermes using NanoCrystal Technology, including an intravenous or intramuscular form existing as of the Closing Date.

1.62 “Meloxicam Letter” has the meaning set forth in the Recitals.

1.63 “NanoCrystal Technology” means Alkermes’ proprietary technology, known as “NanoCrystal® Technology”, and comprising: (a) nanoparticulate dispersions of compounds stabilized against particle growth or agglomeration, and materials, methods and equipment used for making such dispersions; and (b) formulations, including finished formulations incorporating or derived from such dispersions, and materials, methods and equipment used for making such dispersions, provided such formulations, materials, methods and equipment are for the maintenance and control of (i) nanoparticulate size of the nanoparticulate component; (ii) redispersability of the nanoparticle nanoparticulate component in biological fluids; (iii) the rate of release or delivery of the nanoparticle nanoparticulate component in vivo; or (iv) the anatomical site of release of the nanoparticle nanoparticulate component from the finished dosage form of a pharmaceutical product.

1.64 “NanoMill System” means the milling systems known as “NanoMill® System” that are part of, or embody, Alkermes intellectual property and which were designed and developed by or on behalf of Alkermes, its Affiliates and predecessers in title, for preparing nanoparticulate dispersions for pharmaceutical formulations, including the milling equipment, related vessels, components, parts, associated manuals, and protocols.

1.65 “NDA” has the meaning set forth in the Recitals.

1.66 “Party” and “Parties” has the meaning set forth in the preamble.

1.67 “Patent” means patents and patent applications (which for purposes of this Agreement shall include certificates of invention and applications for such certificates), including any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, patent term extensions, pediatric exclusivity extensions, registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing.

1.68 “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.69 “Phase III Clinical Trial” means a human clinical trial that is prospectively designed to (a) demonstrate statistically whether a product is safe and effective for use in humans in the indication being studied in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 CFR 312.21(c), (b) be or becomes a registration trial sufficient for filing an application for a Regulatory Approval for such product in the United States or (c) an equivalent clinical trial in a country other than the United States.

1.70 “Project Team” defined in Section 2.1(a).

1.71 “Purchase and Sale Agreement” has the meaning set forth in the Recitals.

1.72 “Purchasers” has the meaning set forth in the Recitals.

1.73 “Quality Agreement” means each of the documents entered into by the Parties specifying certain quality assurance and quality control requirements relating to the Manufacture of BC Parenteral Meloxicam and Finished Meloxicam, which will be developed, agreed upon and updated by the Parties in accordance with Section 6.4(a).

1.74 “Quality Signature” is defined in Section 6.1.

1.75 “Recall/Recovery” means any action by Recro or any of its Sublicensees to detain or destroy product or recover title to or possession of, or to prevent the distribution, prescription, consumption or release of BC Parenteral Meloxicam or Finished Meloxicam sold or shipped to Third Parties. The term “Recall/Recovery” also includes the failure by Recro or any of its Sublicensees to ship BC Parenteral Meloxicam or Finished Meloxicam to Third Parties that would have been subject to recall or recovery if it had been sold or shipped.

1.76 “Recro” has the meaning set forth in the preamble.

1.77 “Recro Indemnitees” is defined in Section 11.1(b).

1.78 “Regulatory Approval” means, with respect to a country or region, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market and sell a pharmaceutical product in such country or region, but not including any pricing or reimbursement approvals.

1.79 “Regulatory Authority” means the FDA and any other analogous government regulatory authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the development, manufacture or commercialization of pharmaceutical products in the applicable country or region.

1.80 “Representatives” means a Person’s officers, directors. consultants, advisors, employees, stockholders, agents and other advisors or representatives.

1.81 “Requirements” means the amount of BC Parenteral Meloxicam needed by Recro and its Sublicensees for marketing and sale of Finished Meloxicam.

1.82 “Rolling Forecast” means a forecast including (i) a rolling [***] Calendar Quarter forecast specifying the Requirements for each of the next [***] Calendar Quarters of such forecast, and each month within such Calendar Quarter, starting with the Calendar Quarter following the due date of such forecast, and (ii) for each of the [***] Calendar Years following the Calendar Year which includes the [***] Calendar Quarter covered by the Calendar Quarter forecasts provided pursuant to clause (i), an annual forecast of the Requirements for such Calendar Year, which annual forecast shall only be updated upon the inclusion of a new Calendar Year in the period covered by the annual forecasts.

1.83 “SEC” means the United States Securities and Exchange Commission.

1.84 “Services” means all services provided by Alkermes pursuant to this Agreement, including (a) all services related to clinical supply of BC Parenteral Meloxicam and Finished Meloxicam; (b) all services related to the commercial supply of BC Parenteral Meloxicam; (c) CMC Development Services; and (d) Additional Regulatory Services.

1.85 “Shortage” is defined in Section 5.7.

1.86 “Specifications” means the specifications for the Manufacture of BC Parenteral Meloxicam and Finished Meloxicam, as such specifications may be amended from time to time by agreement of the Parties. The initial Specifications are attached hereto as Exhibit A.

1.87 “Sublicensee” means an Affiliate of Recro, or a Third Party, to which Recro Technology LLC or Recro has granted rights to BC Parenteral Meloxicam or Finished Meloxicam within the scope of the licenses thereto granted to Recro Technology LLC pursuant to the IP Asset Transfer and License Agreement.

1.88 “Technology” means know-how, trade secrets, chemical materials, formulations, compounds, compositions, information, documents, studies, results, data, processes, methods, procedures, protocols, designs, regulatory authorizations and approvals (including investigational new drug applications), filings and correspondence, including chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, apparatuses, devices, screens, databases, database structures and data analysis methods, whether or not patentable. For the avoidance of doubt Technology does not include Patents.

1.89 “Technology Transfer Information” is defined in Section 10.4(b).

1.90 “Term” means the Initial Period plus any and all Extension Periods.

1.91 “Third Party(ies)” means any Person other than Alkermes or Recro and their respective Affiliates.

1.92 “Third Party Reviewer” is defined in Section6.3.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.93 “Work Plans” is defined in Section 3.1.

1.94 “Yield Band” is defined in Section 4.3(a)(b).

Article 2

Oversight/Governance/Scope

2.1 Project Team.

(a) Formation. Promptly after the Effective Date, the Parties shall appoint a team, consisting of Alkermes representatives and Recro representatives, who are appropriately skilled and knowledgeable in relation to, and who are deemed necessary to accomplish, the CMC Development Services and the supply of the Clinical Requirements, and, if elected by Recro pursuant to Section 4.1(a), the Requirements (the “Project Team”). Unless otherwise agreed, the Project Team shall consist of six (6) representatives, with three (3) represent appointed by each of Alkermes and Recro. Either Party may replace any of its representatives on the Project Team by written notice of such change to the other Party. Alkermes and Recro shall each appoint a Project Team leader, and the initial Project Team leaders, as of the Effective Date, shall be for Recro, Randy Mack and for Alkermes, Damon Warnock. All members of the Project Team shall be subject to written confidentiality obligations, or professional obligations of confidentiality, at least as restrictive as those set forth herein.

(b) Role. The Parties shall agree upon a work-scope for the Project Team which shall include the following: (i) developing a strategy for delivery of the CMC Development Services and the Clinical Requirements, (ii) monitoring of CMC Development Services performance and supply of the Clinical Requirements and Requirements, and (iii) tracking the expenditure of funds related to the CMC Development Services and the supply of the Clinical Requirements and Requirements.

(c) Meetings. The Project Team leader shall call meetings as reasonably requested during the Term by one of the Parties; provided, however, that the Project Team shall meet as frequently as necessary to fulfill its responsibilities. Unless otherwise agreed, meetings will be held at least twice per month, or at such intervals as may be agreed between the Parties at various stages of development. The Project Team leader shall establish the timing and agenda of all Project Team meetings and shall transmit notice of such meetings, including the agenda therefor, to all Project Team members; provided, however, either Party may request that specific items be included on the applicable agenda and may request that additional meetings be scheduled as needed. Meetings may be held in person, by telephone or by video conference call and the location of each meeting shall be mutually agreed upon by the Parties. A quorum of at least one Project Team representative appointed by each Party shall be present at or shall otherwise participate in each Project Team meeting. On advance written notice to the other Party, each Party may invite additional participants to attend meetings where appropriate and all such additional participants shall be subject to written confidentiality obligations or professional obligations of confidentiality, at least as restrictive as those set forth herein. Each Party shall be responsible for all travel and related costs and expenses for its representatives to participate in or attend meetings of the Project Team.

(d) Minutes. Minutes of the meeting of the Project Team shall be transcribed and issued by Alkermes within five (5) Business Days after each meeting (or in any event at least five (5) days prior to the date of the next scheduled meeting of the Project Team). Such minutes shall include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved, either within the Project Team or through the relevant resolution process. The Parties shall agree on the minutes of each meeting promptly, but in no event later than five (5) Business Days after receipt of such minutes from the Project Team leader.

(e) Decisions/Dispute Resolution. The Project Team may make decisions with respect to any subject matter that is subject to the Project Team’s decision-making authority and responsibilities as set forth in this Section 2.1. Regardless of the number of individuals attending any Project Team meeting, Alkermes and Recro will have a single vote each. The Project Team shall attempt in good faith to reach unanimity with respect to matters that come before it for decision and shall give consideration to the views, positions and recommendations of each Party on such matters. If, despite such good faith efforts, the Project Team is unable to reach unanimity upon any issue or matter that is brought before it for decision, the item shall be referred for discussion to the following officers, their successors or appropriate designees (i) for Recro, its General Manager or Head of Manufacturing and (ii) for Alkermes, Declan O’Connor, VP Manufacturing, who shall work together to reach an agreement within [***] of the Project Team referring such unresolved item to them. If such representatives are unable to reach a decision during such period, the item shall be referred to the following officers, their successors or appropriate designees (i) for Recro, Gerri Henwood, Chief Executive Officer and (ii) for Alkermes, Shane Cooke, President, who shall work together to reach an agreement as soon as is practicable, but within [***] of the item being referred to them. If such representatives are unable to reach a decision during such period, Recro shall have final decision making authority with respect to any issue or matter with respect to which the Project Team is unable to reach unanimity; provided, that Alkermes shall have final decision making authority with respect to any issue that relates to the Alkermes Facility, including as it relates to the Manufacture, acknowledging that Recro shall have the final decision making authority in respect of the Existing Batches and final release of BC Parenteral Meloxicam, or any Finished Meloxicam derived therefrom, to the extent applicable, in each case, for clinical trial purposes and for commercial sale.

(f) Authority. The Project Team shall have only the powers assigned to it in this Section 2.1. All activities conducted by and decisions taken by the Project Team shall be consistent with and subject to the provisions of this Agreement, and the Project Team shall not have any power to (i) take any action that conflicts with the terms of this Agreement, (ii) amend, modify or waive compliance with any of the terms of this Agreement, or (iii) create any new obligations on either of the Parties. For clarity, any disputes regarding the interpretation, breach, termination or invalidity of this Agreement will be resolved in accordance with Section 13.2

(g) Participation. The Parties shall have the right to disband the Project Team upon mutual agreement. If the Project Team is not disbanded pursuant to the preceding sentence, the Project Team shall be automatically disbanded effective upon the expiration or termination of this Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2 Operations During Dispute Resolution. Unless Recro directs otherwise, the provision of the CMC Development Services, and the supply of the Clinical Requirements and the Requirements will continue until such time as the Parties reach agreement on any issue subject to resolution pursuant to Section 2.1(e); provided, however, that neither Party will have any obligation to incur any costs, or to perform any related activities, if such costs would be in dispute if incurred. In addition, the Parties agree that neither Party will be liable to the other, nor be deemed to be in breach of this Agreement, either if that Party is acting in accordance with the express direction of the other Party or if that Party’s ability to perform its obligations hereunder could reasonably be deemed to be impaired by a decision of the other Party.

2.3 Additional Information Sharing. Notwithstanding anything to the contrary in the Purchase and Sale Agreement or this Article 2, on a semi-annual basis, a discussion shall occur between senior representatives of Recro and Alkermes relating to development activities as set forth in Section 3.2(a) of Exhibit E of the Purchase and Sale Agreement. Further, and without prejudice to the Purchase and Sale Agreement, at least [***] months prior to the launch of any Meloxicam product and continuing thereafter for [***] months after the launch, on a Calendar Quarter basis, a senior representative of Recro shall provide a presentation to Alkermes (either in person or via agreed means of electronic communication) in respect of ongoing and projected performance of the Meloxicam product. After the [***] month period referenced above has elapsed, such a presentation shall be provided to Alkermes on a semi-annual basis for so long as any Meloxicam product is being sold or otherwise commercialized.

2.4 Scope of Agreement. This Agreement shall apply only to the supply of BC Parenteral Meloxicam and Finished Meloxicam. Alkermes shall not provide any services hereunder related to the supply or development of BC Meloxicam SC or Finished Meloxicam SC. Services related to supply or development of BC Meloxicam SC or Finished Meloxicam SC, if any, will be governed by an amendment to this Agreement or a separate Agreement. In addition, as set forth in the Quality Agreements and unless otherwise elected by Recro, Alkermes will only provide Finished Meloxicam for the first Batch that is part of the Clinical Requirements.

Article 3

CMC Development and Clinical Supply

3.1 Subject to approval by the Project Team, and as part of the Services to be performed hereunder, Alkermes shall provide CMC Development Services and all other services necessary to deliver the Clinical Requirements to Recro (or such Sublicensees as Recro shall designate in writing). All such services shall be set forth in work plans, as mutually agreed to in writing by the Parties, and subsequently attached hereto as Exhibit B (“Work Plans”). For clarity, the Work Plans attached hereto as of the Effective Date were previously agreed upon by the Parties and governed by the Meloxicam Letter. As of the Effective Date, all Work Plans, including the Work Plans previously governed by the Meloxicam Letter, shall be governed by this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Subject to the remainder of this Article 3, each Party shall use reasonable efforts, as would be deemed commensurate with the achievement of its own business aims for a similar product of its own to conduct such activities under the Work Plans as the Parties mutually agree. Further, Alkermes and Recro each undertake that they shall carry out their respective activities set forth in each Work Plan in good faith, diligently, as a collaborative effort, in a commercially reasonable and workmanlike manner, and in accordance with this Agreement, the applicable Quality Agreement, and all applicable Laws, regulations and professional standards. Each Party shall co-operate with the other in good faith particularly with respect to unknown problems or contingencies. Each Party will update the other Party on the progress of the Work Plans at meetings of the Project Team. Alkermes will use reasonable efforts to start and complete all CMC Development Services and all other services necessary to deliver the Clinical Requirements in a timely fashion in accordance with the timelines set forth in the applicable Work Plans and will promptly notify Recro in the event of any changes to such timelines. Any reports and updates shall be provided to Recro as described in the relevant Work Plan and the applicable Quality Agreement.

3.3 Alkermes shall have no liability to Recro as a result of any failure or delay of either BC Parenteral Meloxicam, or any Finished Meloxicam derived therefrom, to obtain Regulatory Approval, except to the extent that such failure or delay is the result of Alkermes’ material breach of this Agreement. Recro shall have no liability to Alkermes as a result of any failure or delay of BC Parenteral Meloxicam, or any Finished Meloxicam derived therefrom, to obtain Regulatory Approval or the approval of the appropriate Regulatory Authorities in any country, except to the extent that such failure or delay is the result of Recro’s material breach of this Agreement.

3.4 During the Term, and subject to the terms and conditions hereof, Alkermes agrees to supply to Recro, and Recro agrees to purchase exclusively from Alkermes, the Clinical Requirements. Alkermes and Recro shall discuss in good faith forecasting and ordering requirements for supply of the Clinical Requirements. Pursuant to mutually agreeable Work Plans, Alkermes and Recro shall agree upon the quantities, dates for supply of the Clinical Requirements (to be delivered Ex Works the Alkermes Facility) and other details related to the Clinical Requirements. For clarity, the Clinical Requirements shall be (a) no less than Recro or its Sublicensees reasonably require for the completion of clinical work related to BC Parenteral Meloxicam, and the Finished Meloxicam derived therefrom, and (b) subject to Section 3.2, shall not exceed eight (8) released Batches of BC Parenteral Meloxicam and the Finished Meloxicam derived therefrom for each twelve (12) month period beginning on the Effective Date without the prior written agreement of the Parties. Prior to increasing the maximum amount of Clinical Requirements, the Parties shall consider updates to Recro’s development plan for Finished Meloxicam, clinical trial results related to Finished Meloxicam, the implications of such results, and feedback from Regulatory Authorities.

Article 4

Commercial Supply

4.1 Requirements.

(a) Requirements. Prior to the initiation of the first Phase III Clinical Trial for Finished Meloxicam, Recro shall notify Alkermes in writing as to whether Alkermes shall be required to supply Recro (and such Sublicensees or distributors as Recro may nominate) with the Requirements. Contingent upon Recro so nominating Alkermes to supply the Requirements, during the Term and subject to the terms and conditions hereof, Alkermes agrees to supply to Recro (and such Sublicensees or distributors as Recro may nominate), and Recro agrees to purchase, and shall cause (such Sublicensees or distributors as Recro may nominate) to purchase, exclusively from Alkermes, the Requirements; provided, that Recro may purchase the Requirements from another source in the event of a Shortage pursuant to Section 5.7.

(b) Launch Stock Quantities. Not less than [***] months in advance of the anticipated launch date for Finished Meloxicam, the Parties shall discuss and agree upon the Manufacture and purchase of specific quantities of Launch Stocks for launch of Finished Meloxicam. For the avoidance of doubt, any Launch Stock order shall be Manufactured in accordance with the Specifications and Recro shall be required to purchase the same even if said Specifications are subsequently not approved by the applicable Regulatory Authority.

4.2 Forecasts.

(a) Initial Forecast. Within [***] days of the delivery of the written notification required by Section 4.1(a), Recro will provide to Alkermes a Rolling Forecast of expected Requirements.

(b) Forecasts Due Periodically. Thereafter during the Term, Recro will provide to Alkermes a Rolling Forecast, no later than the [***]. Recro agrees to use commercially reasonable efforts in preparing all forecasts provided hereunder to minimize variances between forecasts. All forecasts provided by Recro will be good faith estimates of the Requirements. In the event of significant variances between forecasts the matter will be referred to the Project Team for discussion.

(c) Forecast Breakdowns. All of the forecasts provided under this Agreement will break down the amount of BC Parenteral Meloxicam by weight and strength.

(d) Firm Zone and Flexible Zone; Volume Limitations. Recro will be obligated to purchase the amount of BC Parenteral Meloxicam specified for the [***] (each such [***] will be referred to as the “Firm Zone”), and Recro will be obligated to purchase the amount of BC Parenteral Meloxicam specified for the [***] of each Rolling Forecast (each such [***] will be referred to as the “Flexible Zone”), but may, subject to Section 4.3 (b), increase or decrease the Flexible Zone forecast by [***] of the number of Batches of BC Parenteral Meloxicam. In the event that Recro wishes to increase the Flexible

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Zone forecast by more than said [***], Alkermes shall not be obliged to supply such additional amounts but shall use commercially reasonable efforts to do so. For clarity and the avoidance of doubt, the Firm Zone shall constitute the [***] day period prior to Manufacture, and the Flexible Zone shall constitute the period of [***] days prior to Manufacture. The Parties agree that except with respect to the Firm Zone and the Flexible Zone thereof no Rolling Forecast provided by Recro will be binding upon Recro.

4.3 Firm Purchase Orders.

(a) Delivery of POs. Recro will submit purchase orders (each, a “Firm PO”) for the Requirements to Alkermes at least [***] days prior to the requested delivery date. The details of a Firm PO will be consistent with the amount of BC Parenteral Meloxicam forecast for the Firm Zone . Alkermes shall have no obligation to supply BC Parenteral Meloxicam to Recro to the extent that the Firm PO does not conform to the provisions of this Section 4.3.

(b) Batch Amounts. Notwithstanding Recro’s delivery of Firm POs for BC Parenteral Meloxicam, Alkermes will be obligated to Manufacture and ship BC Parenteral Meloxicam only in full Batch amounts; provided, however, that Alkermes may Manufacture BC Parenteral Meloxicam within [***] (the “Yield Band”) of the quantity specified in a Firm PO as a result of the Manufacture and shipment of such full Batch quantities. For the avoidance of doubt, in the event that any Batch yield is outside the Yield Band, but the relevant Batch is nonetheless conforming to the applicable Specifications, Alkermes shall be entitled to ship such Batch.

(c) Terms. Each Firm PO shall specify (i) the amount of BC Parenteral Meloxicam by weight and strength ordered to meet the Requirements; (ii) the month of delivery Ex Works the Alkermes Facility; (iii) the carrier; and (iv) the destination, subject to the limitations set forth in Section 4.5. The only terms of a Firm PO that shall be binding on the Parties shall be those identified in this Section 4.3(c) that are set forth on the face of such Firm PO. The terms of this Agreement are hereby incorporated by reference into each Firm PO submitted by Recro to Alkermes. No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgment of a Party’s purchase orders, quotations, invoices, shipping documents or other business forms containing terms or conditions in addition to or different from the terms and conditions set forth in this Agreement, and the terms of this Agreement shall supersede any provision in any purchase order, specification or other document that is in addition to or inconsistent with the terms of this Agreement. No other terms and conditions shall apply to the supply of the Requirements hereunder, except pursuant to the applicable Quality Agreement or pursuant to a modification of this Agreement by written agreement of the Parties.

(d) Acknowledgement. Within [***] Business Days of receiving a Firm PO, Alkermes shall give written notice to Recro specifying the acceptance of such Firm PO unless the terms of such Firm PO are not in accordance with the provisions of this Agreement. In the event that Alkermes does not accept a Firm PO, the Parties shall promptly consult with each other to resolve the underlying issues as promptly as possible, and such Firm PO shall be modified accordingly. Firm POs may neither be canceled nor modified by either Party, except as expressly provided in this Agreement.

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4.4 Delivery Dates. Alkermes shall ship BC Parenteral Meloxicam in accordance with Firm POs, as such Firm POs may have been modified, solely in accordance with the provisions of this Agreement. If Alkermes reasonably expects any delay in shipment to Recro or its designee, Alkermes shall promptly inform Recro of such expected delay, shall promptly update the delivery schedule and shall use its commercially reasonable efforts to minimize the delay, except in the case of a delay resulting solely from the action or inaction of Recro or its Affiliates, in which case Alkermes shall use reasonable efforts to minimize the delay.

4.5 Shipment.

(a) Terms. Alkermes shall make BC Parenteral Meloxicam available for collection by the carrier specified by Recro in the applicable Firm PO, Ex Works the Alkermes Facility. To the extent that Alkermes is required to supply Finished Meloxicam to Recro hereunder, said Finished Meloxicam shall be made available for collection by the carrier specified by Recro in the applicable Firm PO, Ex Works the facility of [***]. Notwithstanding anything to the contrary, Recro will be the importer of record of each shipment of BC Parenteral Meloxicam and Finished Meloxicam. Alkermes will pack and address the BC Parenteral Meloxicam in accordance with the Firm POs, and in the case of Finished Meloxicam will require it to be packed and addressed in accordance with the instructions provided in the Firm POs. For clarity, title to each shipment of BC Parenteral Meloxicam and Finished Meloxicam shall not pass until full payment has been made by Recro for said shipments.

(b) Shipping Documents. Alkermes shall send with each shipment of BC Parenteral Meloxicam, or cause to be sent with each shipment of Finished Meloxicam, a packing list containing the Recro material description/code, purchase order number, Batch number, Manufacturing date, and total amount delivered by weight and strength.

(c) Export. It is the intention of Recro to export BC Parenteral Meloxicam, from Ireland without unreasonable delay after such product has been made available for collection in accordance with Sections 3.4 and 4.5(a) (the consequence of which, it is understood by the Parties, is that the sale of such BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, shall be [***]), and Recro will provide the following documentary evidence of dispatch and such other documents as Alkermes reasonably requests (“Documentary Evidence”) to Alkermes before the 15th day of the month following the month in which each relevant sale of the BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, occurs (or fifteen (15) days following Alkermes’ request). Where Recro uses a carrier to export the BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, by sea on behalf of Recro, Recro should ensure that it obtains from the shipping company a copy bill of lading or certificate of shipment or shipping advice, as Documentary Evidence. Where Recro uses a carrier to export the BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, by air on behalf of Recro, Recro should ensure that it obtains from the airline concerned a signed copy of the waybill, with flight details added, as Documentary Evidence. Recro shall promptly notify Alkermes (not

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later than the due delivery date in respect of the BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom) if it does not intend to export the BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, from Ireland.

Article 5

Supplies; Capital Equipment; Manufacturing Process Changes

5.1 Subject to the other provision of this Article 5, Alkermes shall be responsible for procuring all components and materials, including active pharmaceutical product, required to Manufacture BC Parenteral Meloxicam and Finished Meloxicam (to the extent requested by Recro), prior to final clinical or commercial labeling and packaging.

5.2 No Supply to Third Parties. During the Term, Alkermes shall supply BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, solely to Recro and Recro’s designated Sublicensees; Alkermes shall not supply BC Parenteral Meloxicam or Finished Meloxicam to any other Third Party.

5.3 Labeling, Packaging and Distribution. Recro shall be responsible for all labeling, packaging, and clinical and commercial distribution of BC Parenteral Meloxicam and any Finished Meloxicam derived therefrom.

5.4 Alkermes will be responsible for purchasing and installing at the Alkermes Facility any capital equipment required to support the commercial supply of BC Parenteral Meloxicam at a 5-kilogram scale (“5kg Capital Equipment”). Subject to Section 10.4(c)(ii), the 5kg Capital Equipment will be the property of Alkermes. The costs of purchasing 5kg Capital Equipment and the installation labor for the 5kg Capital Equipment and the maintenance and repair costs for the 5kg Capital Equipment will be borne by Alkermes. For clarity, and subject to Section 10.4(c)(ii), Alkermes will have the right to utilize the 5kg Capital Equipment to produce products other than BC Parenteral Meloxicam.

5.5 Alkermes shall not be required to purchase any capital equipment, other than the 5kg Capital Equipment, to support the commercial supply of BC Parenteral Meloxicam, unless and until Alkermes and Recro have entered into a written agreement setting forth the financial obligations with respect thereto, the ownership thereof and the disposition thereof upon the termination or expiration of this Agreement.

5.6 Notwithstanding Section 5.5,

(a) In the event that Recro or any applicable Regulatory Authority desires or requires any change to be made to the Manufacturing process or DMF, including the Specifications, Recro shall pay [***] for all work performed by Alkermes personnel in implementing such changes. Recro shall also reimburse Alkermes for [***]. At the end of each [***] during the period such work is being performed by Alkermes or any Third Party, Alkermes shall invoice Recro in U.S. dollars for any such work that has been performed during such [***] and [***], and Recro shall pay all such invoices within [***] days of the invoice date. Invoices shall set forth the number of hours worked by Alkermes personnel

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during such [***] and the [***], and shall contain an appropriate description of such [***]. Invoices shall be emailed to dnichols@recropharma.com.

(b) In the event that Alkermes’ efforts to scale up commercial supply of BC Parenteral Meloxicam to a 10-kilogram scale requires capital expenditures, which may include the purchase of a Nanomill System or components thereof, Alkermes shall obtain Recro’s prior written consent prior to incurring such costs and Recro shall reimburse Alkermes’ Fully Burdened Costs and Third Party expenses with respect thereto within [***] days of receipt of the relevant Alkermes invoice(s). Upon payment of Alkermes’ Fully Burdened Costs and Third Party expenses in accordance with this Section 5.6(b), title to capital equipment purchased pursuant to this Section 5.6(b) shall automatically vest in Recro.

5.7 Shortages. Alkermes agrees that it will use commercially reasonable efforts to prevent an interruption of supply hereunder and shall immediately notify Recro of any problems or unusual production situations which may adversely affect the supply of the Clinical Requirements or the Requirements, or quality or timely delivery of BC Parenteral Meloxicam or Finished Meloxicam. If, at any time during the Term, with respect to the supply of the Requirements, Alkermes either fails to deliver at least [***] of the Requirements ordered in a given Firm PO (which quantity is in compliance with the terms of this Agreement and the applicable Quality Agreement) for more than either (a) [***] consecutive months after the delivery date therefor, or (b) in the event of a Force Majeure Event, [***] consecutive months after the delivery date therefor (a “Shortage”), then Alkermes shall: (i) give Recro prompt notice thereof, (ii) take commercially reasonable steps to enable Recro to procure adequate quantities of BC Parenteral Meloxicam or Finished Meloxicam with respect to the Requirements, as applicable, only for so long as such Shortage exists from a Third Party source in accordance with the applicable provisions of Section 10.4(b) and (iii) if such inability is partial, Alkermes shall fulfill Firm POs with such quantities of BC Parenteral Meloxicam or Finished Meloxicam, as applicable, as are available, and shall continue to use its commercially reasonable efforts to fulfill orders on a timely basis. At such time as Alkermes is able to supply Recro its Requirements and the Shortage no longer exists, Alkermes shall fulfill Firm POs and Recro shall no longer procure quantities of BC Parenteral Meloxicam or Finished Meloxicam, as applicable, from any Third Party source; provided, that once a Third Party source is qualified to supply BC Parenteral Meloxicam, Recro may continue to procure from such Third Party source the minimum amount of BC Parenteral Meloxicam required to allow such Third Party source to continue to be qualified to supply BC Parenteral Meloxicam.

Article 6

Quality

6.1 Certificate of Analysis and Compliance. Alkermes shall obtain representative samples from each Batch of BC Parenteral Meloxicam and Finished Meloxicam, as applicable, supplied by Alkermes. Alkermes shall assay and analyze such samples in accordance with the Specifications and shall prepare a Certificate of Analysis and Compliance that shall be delivered to Recro prior to the release of the corresponding Batch. The Certificate of Analysis and Compliance provided by Alkermes shall include the following: Batch number, Quality Signature (name, title, signature, and date signature applied, the “Quality Signature”), test, test specification and test result. Each Batch will be released in compliance with the release procedures set forth in the Quality Agreement.

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6.2 Quality Control and Quality Assurance; Regulatory.

(a) Quality Agreements. Each Party shall comply with the provisions of the Quality Agreements. The Quality Agreements shall be reviewed annually by the quality department of each Party and, upon mutual agreement, revised and updated in writing as necessary. In the event of a conflict between a Quality Agreement and this Agreement, this Agreement shall govern and control.

(b) Audits by Recro. With respect to BC Parenteral Meloxicam and Finished Meloxicam Manufactured and supplied to Recro hereunder, Recro shall have the right, [***] prior written request at a mutually agreeable time and at its own expense, to review and audit Alkermes’ quality control and assurance procedures and records, and to visit those sections of the Alkermes Facility used in such Manufacture and supply in order to assure compliance with this Agreement, the Specifications, cGMP and other applicable Laws and the Quality Agreements. All such audits shall be conducted in accordance with the provisions of this Agreement. Recro agrees that Confidential Information of Alkermes will include any documents (including any made available in electronic form) and data provided to Recro or its Sublicensees for the purpose of any such audits and any other information received by Recro or its Sublicensees, whether in writing, orally or by observation, while on-site at the Alkermes Facility to perform such audits or during the course of discussions related thereto. In addition during such audit, Alkermes may withhold certain Confidential Information contained in the DMF which Alkermes reasonably believes is highly sensitive information, provided that, Alkermes shall permit a Third Party Reviewer to access the entire DMF pursuant to Section 6.7(b). While on-site at the Alkermes Facility, Recro and its Sublicensees agree to follow all of Alkermes’ rules, regulations and procedures made available to them with respect to conduct at the Alkermes Facility. Further, Recro shall not have access during such audits to Alkermes’ Confidential Information related to other customers. Recro and its Sublicensees will cooperate with Alkermes in taking reasonable precautions to avoid exposure of the Recro and Sublicensees representatives to information regarding activities of Alkermes unrelated to BC Parenteral Meloxicam and Finished Meloxicam.

(c) Regulatory Cooperation and Support.

(i) The Parties’ rights and obligations with respect to any inspections of the Alkermes Facility by the FDA or other Regulatory Authorities shall be defined by the provisions of the Quality Agreements and this Section 6.2(c). All notices or other communications (whether in written, electronic or oral form) related to such inspections will be deemed to be the Confidential Information of Alkermes.

(ii) Alkermes agrees to cooperate with any inspection by any Regulatory Authority, and notwithstanding the expiration or termination of this Agreement, Alkermes shall retain all relevant documentation in relation to the

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Services and facilitate, including, without limitation, making its personnel reasonably available for, necessary regulatory inspections (e.g., pre-approval inspections supporting the regulatory filings of BC Parenteral Meloxicam in various jurisdictions) and filing of regulatory letters of authorization (e.g., cGMP statements, material statements) for the manufacture of BC Parenteral Meloxicam until the approval of BC Parenteral Meloxicam by Regulatory Authorities, subject to Recro reimbursing Alkermes for [***] with respect thereto.

6.3 cGMP Records. Alkermes shall retain original cGMP records, including any Batch records, related to the BC Parenteral Meloxicam and Finished Meloxicam, to the extent applicable, shipped to Recro. Alkermes shall retain such originals as long as required by applicable Law. From time to time, upon Recro’s request, Alkermes shall disclose to Recro such cGMP records that do not include any Confidential Information which Alkermes reasonably believes is highly sensitive. In addition, Alkermes shall permit a qualified Third Party, reasonably acceptable to both Parties (such reviewer, the “Third Party Reviewer”), selected by Recro and reasonably acceptable to Alkermes, to enter the Alkermes Facility during normal business hours to review and inspect all cGMP records, including any portions of the cGMP records that contain Confidential Information which Alkermes reasonably believes is highly sensitive. Alkermes may require the Third Party Reviewer to sign a standard non-disclosure agreement with terms that are not inconsistent with the terms of this Agreement before providing the Third Party Reviewer access to the Alkermes Facility or cGMP records. Any reports generated by such Third Party Reviewer with respect to his/her review of the cGMP records shall be deemed the Confidential Information of Alkermes.

6.4 Quality.

(a) Analysis of BC Parenteral Meloxicam and Finished Meloxicam. Within [***] days from the date of shipment of a Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, in connection with the Clinical Requirements and/or the Requirements, by Alkermes, Recro may analyze said BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, to determine whether it meets the applicable Specifications and shall report any adverse findings to Alkermes within such [***] period, except for Latent Defects, which shall be reported to Alkermes pursuant to Section 6.4(c). In testing such BC Parenteral Meloxicam or the Finished Meloxicam derived therefrom, Recro shall use (i) the analytical testing methods agreed upon by the Parties, and (ii) technology transferred from Alkermes to Recro or a Third Party agreed upon by the Parties (and such Third Party subject to obligations of confidentiality reasonably acceptable to Alkermes), in each case of (i) and (ii), approved by Regulatory Authorities for batch release (the “Approved Methods”). To reject such a Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, Recro must give written notice to Alkermes within this [***] period specifying the deviation of such BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, from the applicable Specifications; if no such notice of rejection is given, Recro shall be deemed to have accepted such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom. Recro agrees to keep, true, accurate and complete records of all such sampling and analyses in accordance with its record retention policies; copies of such records shall be promptly provided to Alkermes and its representatives upon request.

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(b) Investigation of Non-Conforming BC Parenteral Meloxicam and Finished Meloxicam. Alkermes shall cooperate with Recro, in accordance with the Quality Agreement, in investigating any potential non-conforming Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, provided to Recro in connection with the Clinical Requirements and/or the Requirements. If Alkermes and Recro disagree as to whether any such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, meets the applicable Specifications, the matter shall be submitted to an independent testing laboratory, acceptable to both Parties, to determine whether the Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, conformed or did not conform to the applicable Specifications and the test results obtained from such laboratory shall be final and binding upon both Parties. Alkermes shall promptly send a portion of its retained sample of any alleged non-conforming Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, to both (i) Recro for its internal testing and review purposes; and (ii) the independent testing laboratory solely for use in accordance with this Section 6.4(b). In all events, Alkermes may reduce the portions of the retained samples to be sent to Recro and the independent testing laboratory in accordance with the previous sentence as necessary for Alkermes to retain a sufficient amount of each such retained sample for Alkermes to conduct its own testing. In testing the quality control sample, the independent testing laboratory shall use the Approved Methods , which methods shall have been transferred from Alkermes to such independent testing laboratory at Recro’s cost in accordance with a transfer protocol agreed upon by the Parties. The fees and expenses of such testing shall be borne by the Party whose judgment of whether the Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, met the applicable Specifications differs from that of the independent testing laboratory. Alkermes agrees to keep, true, accurate and complete records of all retained samples of BC Parenteral Meloxicam, and the Finished Meloxicam derived therefrom, in accordance with its record retention policies; copies of such records shall be promptly provided to Recro and its representatives upon request.

(c) Latent Defects. If, within [***] after Recro’s acceptance of a Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, for the Clinical Requirements and/or the Requirements, Recro discovers a Latent Defect that existed in such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, on or before Recro’s acceptance of such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, Recro shall notify Alkermes immediately of such discovery, and Recro shall have the right to reject such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, by giving written notice to Alkermes specifying the deviation of such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, from the applicable Specifications; provided, however, that if Alkermes disagrees with Recro’s determination that a Latent Defect exists or that the Latent Defect existed in such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, on or before Recro’s acceptance of the same, then Alkermes shall so notify Recro within [***] after receiving Recro’s notification about the Latent Defect, and in such case, a portion of Alkermes’ retained samples of such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, will be submitted for

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testing to an independent testing laboratory, acceptable to both Parties, whose determination of compliance or non-compliance of the Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, with the applicable Specifications, and the cause thereof, if non-compliant, shall be binding upon the Parties. In all events, Alkermes may reduce the portions of the retained samples to be sent to the independent testing laboratory in accordance with the previous sentence as necessary for Alkermes to retain a sufficient amount of each such retained sample for Alkermes to conduct its own testing. In testing the samples of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, the independent testing laboratory shall use the Approved Methods, which methods shall have been transferred from Recro, at Recro’s cost, to such independent testing laboratory in accordance with a transfer protocol agreed upon by the Parties. Recro shall bear the fees and expenses of such testing, unless the independent testing laboratory determines that the non-compliance is due solely to the negligence or willful misconduct of Alkermes in which case Alkermes shall bear such fees and expenses. Alkermes agrees to keep, true, accurate and complete records of all retained samples of BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, in accordance with its record retention policies; copies of such records shall be promptly provided to Recro and its representatives upon request.

(d) Replacement of BC Parenteral Meloxicam and Finished Meloxicam. Regardless of whether Alkermes agrees or disagrees with Recro’s determination that any Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, does not meet the applicable Specifications, Alkermes shall, at Recro’s request, use commercially reasonable efforts to Manufacture replacement BC Parenteral Meloxicam, or Finished Meloxicam, as applicable, in substitution for the potentially non-conforming BC Parenteral Meloxicam, or Finished Meloxicam. Such replacement of BC Parenteral Meloxicam, or Finished Meloxicam, shall be sold by Alkermes and purchased by Recro in accordance with the terms of this Agreement, as Recro may direct, as soon as reasonably possible. In the event that any Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, does not meet the applicable Specifications, including in the case of a Latent Defect determined by the Parties and in the case of the independent testing laboratory determines that the original Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, did not comply with the applicable Specifications, then Alkermes shall render a credit to Recro for such original Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, [***] (but only if Recro has already paid for the original Batch). In the case of a Latent Defect, if the Parties determine or the independent testing laboratory determines that the original Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, did comply with the applicable Specifications at the time of shipment or that any non-compliance was discoverable upon testing permitted by Section 6.4(a), then Recro will pay [***], if it has not done so already. Notwithstanding anything in this Agreement in the contrary, (i) this Section 6.4(d) sets forth Recro’s sole remedies in the event that any Batch of BC Parenteral Meloxicam, or Finished Meloxicam, as applicable, does not meet the applicable Specifications and (ii) failure of BC Parenteral Meloxicam or Finished Meloxicam to meet the applicable Specifications shall not be grounds for termination pursuant to Section 10.3(a).

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(e) Rejected BC Parenteral Meloxicam or Finished Meloxicam. Recro may not destroy any Batch of potentially non-conforming BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, until it receives written notification from Alkermes that Alkermes does not dispute that the Batch, or Finished Meloxicam derived therefrom, fails to meet the applicable Specifications and that Alkermes does not request return of such BC Parenteral Meloxicam, or Finished Meloxicam. Alkermes shall be deemed to have accepted Recro’s determination that the Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, failed to meet the applicable Specifications if Alkermes does not inform Recro in writing of a dispute with respect to such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, within [***] of receipt of notice from Recro that such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, failed to meet the applicable Specifications. Upon authorization from Alkermes to do so, Recro shall destroy or have destroyed such non-conforming Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, promptly at Alkermes’ reasonable expense and provide Alkermes with certification of such destruction. Recro shall, upon receipt of Alkermes’ request for return, promptly return such non-conforming BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, to Alkermes, at Alkermes’ reasonable expense, for destruction by or on behalf of Alkermes and provide Recro with certification of such destruction. If Alkermes does not instruct Recro as to the return or destruction of such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, within [***] following the determination that such Batch of BC Parenteral Meloxicam, or the Finished Meloxicam derived therefrom, failed to meet the applicable Specifications, or acceptance of Recro’s determination with respect thereto, Recro may choose whether to return or destroy such Batch and Alkermes shall reimburse Recro for all expenses with respect thereto.

6.5 Recalls/Recoveries of BC Parenteral Meloxicam and Finished Meloxicam.

(a) Procedure. Each Party shall comply with this Section 6.5 and the applicable Quality Agreement with respect to Recall/Recoveries of BC Parenteral Meloxicam and Finished Meloxicam.

(b) Replacement of BC Parenteral Meloxicam and Finished Meloxicam and Related Costs. If a Recall/Recovery of BC Parenteral Meloxicam or Finished Meloxicam results solely from Alkermes’ bad faith, gross negligence, willful misconduct, material breach of its obligations under this Agreement, or its failure to comply with applicable Law, Alkermes shall either, at Recro’s discretion, [***].

6.6 Complaints and Adverse Event Reporting Regarding BC Parenteral Meloxicam and Finished Meloxicam. Each Party shall comply with the procedures for handling product complaints and reporting adverse events set forth in the applicable Quality Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7 DMF.

(a) Notwithstanding anything in this Agreement to the contrary, Alkermes will maintain, [***], the DMF and hereby grants Recro and its Sublicensees (i) the right to reference the DMF in the NDA for Finished Meloxicam and (ii) the right to access Confidential Information referenced in the DMF that Alkermes reasonably believes is not highly sensitive, until the time of the technology transfer pursuant to Section 10.4(b), after which the Technology Transfer Information will be transferred to Recro in accordance with Section 10.4(b). During the course of the FDA’s review of the NDA for BC Parenteral Meloxicam, Recro and its Sublicensees will inform Alkermes of any comments it receives from the FDA (including indication of deficiencies) regarding the Manufacture of BC Parenteral Meloxicam, and Alkermes will consult with Recro in drafting responses to any such comments, subject to Alkermes’ right to maintain confidential any proprietary information set forth in the confidential portions of the DMF.

(b) Upon Recro’s written request, Alkermes shall permit a Third Party Reviewer to review and comment on the entire DMF and its adequacy to support investigational new drug or NDA filings to be made to the FDA. In no event shall such any such review be conducted hereunder more frequently than once every [***] and all such reviews shall cease upon First Approval. Such Third Party Reviewer must have executed and delivered to Alkermes a confidentiality agreement as reasonably requested by Alkermes, which shall include provisions limiting such reviewer’s disclosure to Recro to only the results of such review. Recro shall pay for all such reviews. The Third Party Reviewer shall submit its findings to Alkermes for review and redaction of Confidential Information prior to submitting its findings to Recro. The Third Party Reviewer may submit the redacted findings to Recro. Any information received by Recro pursuant to this Section 6.7, that is not Confidential Information of Recro, shall be deemed to be Confidential Information of Alkermes.

6.8 Intellectual Property.

(a) Recro hereby grants to Alkermes and its Affiliates a non-transferable, non-exclusive, fully paid-up and royalty-free license, without the right to sublicense, under Patents and know-how controlled by Recro and/or Recro’s Affiliates solely to the extent necessary to provide the Services hereunder. Alkermes shall exercise such license solely at the Alkermes Facility and solely during the Term.

(b) All Technology, and all Patents and other intellectual property rights arising therefrom, created or conceived (whether solely by one Party or jointly by the Parties, in each case with their Affiliates or any licensees or sublicensees, or any other Third Parties, or any employees, contractors, consultants, representatives or agents of any of the foregoing) in connection with the Services shall be owned by Alkermes (the “Assigned Technology”), except that all Technology, and all Patents and other intellectual property rights arising therefrom, created or conceived (whether solely by one Party or jointly by the Parties, in each

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

case with their Affiliates or any licensees or sublicensees, or any other Third Parties, or any employees, contractors, consultants, representatives or agents of any of the foregoing) solely related to BC Parenteral Meloxicam, Finished Meloxicam or Recro’s Confidential Information shall be owned by Recro (the “Meloxicam Technology”). Alkermes agrees to assign and hereby assigns to Recro, without further consideration, all right, title and interest Alkermes may have in any Meloxicam Technology. Recro agrees to assign and hereby assigns to Alkermes, without further consideration, all right, title and interest Recro may have in any Assigned Technology. Alkermes hereby grants Recro a license to any Assigned Technology on the terms and conditions of the Nanotechnology License set forth in the Asset Transfer and License Agreement dated April 10, 2015.

6.9 Manufacturing Process Changes. Without limiting Section 5.6(a), each Party shall comply with the applicable Quality Agreement with respect to the change control process to be followed if either Alkermes or Recro desires to change the Manufacturing process or DMF, including the Specifications, or if any applicable Regulatory Authority requires that the Manufacturing process, DMF or the Specifications be changed.

6.10 Licenses and Permits. Alkermes shall secure and maintain in good order such current registrations, permits and licenses as are required by Regulatory Authorities to permit Alkermes to provide the Services, for so long as is necessary to permit Alkermes to perform its obligations under this Agreement.

6.11 Manufacturing Records. Alkermes shall, to the extent such records are available to Alkermes, with respect to each Batch of BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, as applicable, Manufactured by it hereunder, for a period equal to the longer of (i) two (2) years after the expiry of the expiration dating of such Batch of BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, as applicable; (ii) five (5) years after Manufacture of such Batch of BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, as applicable; or (iii) such other period as is required by applicable Laws, rules or regulations of the European Union, United States and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, keep accurate records of the Manufacture of such Batch of BC Parenteral Meloxicam, and Finished Meloxicam derived therefrom, as applicable, including all such records which are required to be maintained under applicable Laws, rules and regulations.

Article 7

Payments

7.1 Payment.

(a) Recro shall pay Alkermes (i) [***] plus (ii) all Third Party expenses incurred by Alkermes with respect to such Services.

(b) For all Services performed with respect to the Clinical Requirements, including such Services performed pursuant to a Work Plan, Recro shall pay Alkermes an

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

amount equal to (i) [***].

(c) For all Services performed with respect to the Requirements, including such Services performed pursuant to a Work Plan, Recro shall pay Alkermes an amount equal to (i) Alkermes’ Fully Burdened Costs with respect thereto plus (ii) [***].

(d) [***].

(e) For clarity, the Existing Batches, together with stability work completed prior to the Closing Date shall be made available by Alkermes to Recro, Ex Works the Alkermes Facility or the relevant Third Party facility, as appropriate, [***].

(f) All invoices under this Agreement shall be delivered in arrears and, subject to Section 7.1(g), Recro will pay such invoices within [***] of receipt of the applicable invoice. Invoices shall be emailed to dnichols@recropharma.com. Invoices shall be itemized and contain information on units of Fully Burdened Costs, relevant Third Party expenses to be reimbursed, time dedicated to performing Services under the Work Plans, time dedicated to performing CMC Development Services, labeling and packaging components, and batch and lot numbers for BC Parenteral Meloxicam produced and Finished Meloxicam derived therefrom.

(g) In the event of a payment dispute, Recro shall notify Alkermes of the same and pay the undisputed portion of the relevant invoice. For the [***] period following receipt of notice from Recro of the payment dispute, the Parties shall seek to resolve such dispute informally. If the Parties are unable to resolve the dispute during such [***] period, Alkermes’ representative, Noeleen Kenny, Vice President Alliance Management, and Recro’s representative, its Chief Financial Officer, shall work together to resolve such dispute. If the aforementioned representatives are unable to resolve the dispute during a further [***] period, then the dispute shall be referred to (i) for Recro, Gerri Henwood, Chief Executive Officer and (ii) for Alkermes, Shane Cooke, President, who shall work together to reach an agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Method of Payment. Recro will make all payments when due. Recro shall make all payments hereunder in U.S. dollars by bank wire transfer in immediately available funds to such account as Alkermes may designate before such payment is due, free and clear of any taxes, duties, levies, fees or charges. Any invoice payable pursuant to Section 7.1 or Article 5 that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable Law, at the Interest Rate calculated on the number of days such payment is delinquent.

7.3 Taxes. Payments made by Recro for Services provided by Alkermes, or procured by Alkermes from a Third Party, in connection with this Agreement are exclusive of any federal, state, county or municipal sales or use tax, value added tax, excise or similar charge, or other Tax (as defined in the Purchase and Sale Agreement) assessment (other than Income Tax (as defined in the Purchase and Sale Agreement)), which will be additionally payable by Recro in the event that such Tax applies to any of these payments, provided that Alkermes will issue an appropriate invoice to support any such charge. If Recro is required by applicable Law to pay or withhold any Income Tax on behalf of Alkermes with respect to any amounts payable to Alkermes under this Agreement, then (a) Recro shall notify Alkermes of its intention to withhold no later than fifteen (15) days before the payment is due (and such notice shall be sent to the persons designated in Section 13.4); (b) Recro shall deduct the Income Taxes from the amount of such monies due; (c) any such Income Tax required to be paid or withheld shall be an expense of and borne solely by Alkermes; and (d) Recro shall promptly provide Alkermes with a certificate or other documentary evidence to enable Alkermes to support a claim for a refund or a foreign tax credit. Alkermes and Recro agree to cooperate in all respects to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order to enable Recro to make such payments to Alkermes without any deduction or withholding of Income Tax. It is understood and agreed that, so long as Alkermes has provided Recro with (i) a properly completed Form W-8BEN-E establishing itself as beneficial owner for purposes of the U.S.-Ireland Treaty of the payments made to Alkermes hereunder and its claim to treaty benefits under Article 7 of the U.S.-Ireland Treaty (relating to Business Profits), and such W-8BEN-E has not expired, Recro shall treat all payments to Alkermes for Services as exempt from withholding of U.S. federal Income Taxes, and (ii) a Form W-8BEN-E upon which Recro may rely to show that the payments made to Alkermes are not subject to FATCA withholding, Recro shall not withhold any amounts under FATCA from payments made to Alkermes hereunder.

Article 8

Financial Record Keeping and Audits

8.1 Record Retention. Alkermes shall keep accurate and complete books and records of accounting pertaining to the Services performed, in sufficient detail to permit Recro to confirm the accuracy of the invoices submitted hereunder. Such records shall be maintained at Alkermes’ principal place of business for a seven (7) year period following the year in which any such invoices were submitted.

8.2 Audit Request. For the [***] period following the close of each Calendar Year of the Term, Alkermes will, in the event that Recro reasonably requests such access, provide Recro with access once during said period and during regular business hours to audit the records described in Section 8.1 through an independent certified

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accountant selected by Recro, and which is reasonably acceptable to Alkermes, for the sole purposes of confirming the accuracy of the invoices submitted under this Agreement, and assisting in the determination of any payment dispute, in respect of Services provided in the Calendar Year then ended. Such accountant must have executed and delivered to Alkermes a confidentiality agreement as reasonably requested by Alkermes, which shall include provisions limiting such accountant’s disclosure to Recro to only the results of such inspection. The results of such inspection, if any, shall be binding on both Parties. Recro shall pay for such inspections, except that in the event that an error in favor of Alkermes of more than [***] of the amounts invoiced for the period covered by the audit is discovered, then Alkermes shall reimburse Recro for any reasonable out-of-pocket costs of such accountant. Further, Alkermes shall make its employees reasonably available to Recro and its accountant for assistance in confirming the accuracy of the invoices submitted under this Agreement and assisting in the determination of any payment dispute. Any information received by Recro pursuant to this Section 8.2, that is not Confidential Information of Recro, shall be deemed to be Confidential Information of Alkermes.

8.3 Survival. This Article 8 shall survive any termination of this Agreement for a period of two (2) years.

Article 9

Representations, Warranties and Covenants

9.1 Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other as follows:

(a) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against that Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other applicable Laws relating to or affecting creditors’ rights generally and by general equitable principles;

(b) such Party has the right, power and authority to execute, deliver and perform this Agreement;

(c) the execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which such Party is a party or by which it is bound nor do the execution, delivery and performance of this Agreement by such Party violate any applicable Laws or any order or regulation of any court, governmental body or administrative or other agency having authority over it; and

(d) such Party will not enter into any contract, arrangement or commitment in the future which conflicts with or violates any term or provision of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2 Alkermes Representations, Warranties and Covenants. Alkermes represents, warrants and covenants to Recro as follows:

(a) all Services shall (i) to the extent applicable, be in compliance with applicable cGMP; (ii) conform in all material respects to the requirements set forth in this Agreement; and (iii) be performed in a good, professional and workmanlike manner;

(b) Alkermes shall ensure that its personnel adhere to the provisions of this Agreement and have the requisite knowledge, training and ability to perform Services competently and in accordance with the terms of this Agreement;

(c) all BC Parenteral Meloxicam and all Finished Meloxicam shall: (i) not, at the time of shipment hereunder, to the extent applicable, be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act of 1938, as amended from time to time; (ii) conform to the Certificate of Analysis and Compliance supplied with such shipment; (iii) meet the applicable Specifications; (iv) be free of materials that have not been used or stored in accordance with the applicable specifications and/or Law; and (v) be free from liens, claims and encumbrances which affect title;

(d) Alkermes shall comply in all material respects with all (i) Laws and regulations applicable to its activities hereunder; and (ii) requirements of Regulatory Authorities applicable to its activities hereunder; and

(e) (i) none of Alkermes’ employees performing any Services have been debarred under 21 USC 335(a) (as amended) or 21 USC 335(b) (as amended); and (ii) Alkermes shall promptly notify Recro if Alkermes learns that any person or entity providing Services hereunder has become debarred under 21 USC 335(a) (as amended) or 21 USC 335(b) (as amended) and shall immediately replace such person or entity.

9.3 Recro Representations, Warranties and Covenants. Recro represents, warrants and covenants to Alkermes as follows: Recro shall comply in all material respects with all (a) Laws and regulations applicable to its activities hereunder and (b) requirements of Regulatory Authorities applicable to its activities hereunder.

9.4 No Implied Representations, Warranties, Covenants or Conditions. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR COVENANTS AND THERE ARE NO CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SERVICES, BC PARENTERAL MELOXICAM OR FINISHED MELOXICAM SUPPLIED HEREUNDER, INCLUDING ANY SUCH REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS WITH RESPECT TO THE NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH SERVICES, BC PARENTERAL MELOXICAM OR FINISHED MELOXICAM.

Article 10

Term; Termination

10.1 Term.

(a) Unless sooner terminated as provided in this Article 10, the term of this Agreement shall begin on the Effective Date and continue until: (a) ten (10) years from the date of the first commercial sale of Finished Meloxicam to a Third Party (the “First-Sale Term”), if the first commercial sale of Finished Meloxicam to a Third Party occurs on or before December 31, 2020 or (b) December 31, 2020, if the first commercial sale of Finished Meloxicam to a Third Party does not occur on or before December 31, 2020 (the foregoing (i) and (ii), collectively, (the “Initial Period”)).

(b) After the First-Sale Term, this Agreement shall automatically renew for successive one (1) year periods (the “Extension Periods”).

10.2 Early Termination not for Material Breach.

(a) During the Initial Period, Recro may terminate this Agreement on one hundred eighty (180) days’ prior written notice to Alkermes at any time subsequent to the first day on which a product is marketed by a Third Party pursuant to an abbreviated NDA referencing Finished Meloxicam (i.e. the date of first generic entry).

(b) Either Party may terminate this Agreement on one hundred (180) days’ prior written notice during an Extension Period.

(c) At any time following the one (1) year anniversary of the NDA approval for Finished Meloxicam, either Party may terminate this Agreement upon twelve (12) months’ written notice.

(d) This Agreement shall automatically terminate as of the Reversion Date (as defined in the IP License Agreement).

10.3 Termination upon Material Breach.

(a) Except as otherwise provided herein, if either Party commits a breach of any material provision of this Agreement and the other Party has given the breaching Party written notice of such breach, then the breaching Party shall have thirty (30) days to cure such breach. If such breach is not cured in all material respects within such thirty (30) day period, then the non-breaching Party shall have the right, upon written notice to the breaching Party and without prejudice to any other rights the non-breaching Party may have, to terminate this Agreement, unless the breaching Party is in the process of attempting in good faith to cure such breach, in which case the thirty (30) day cure period shall be extended by an additional thirty (30) days.

(b) Notwithstanding Section 10.3(a), in the event that Recro has failed to pay a material amount to Alkermes for more than sixty (60) days following the date on which such payment was due, and Alkermes provides Recro with written notice of such failure, Recro shall have thirty (30) days to pay such amount, or the undisputed portion thereof. If Recro does not pay such amount within thirty (30) days following written notice from Alkermes, Alkermes may terminate this Agreement upon written notice to Recro.

10.4 Effects of Termination or Expiration.

(a) BC Parenteral Meloxicam and Finished Meloxicam. Upon expiration or termination of this Agreement, Alkermes will Manufacture and ship to Recro, and Recro will purchase in accordance with the provisions hereof, all BC Parenteral Meloxicam and Finished Meloxicam ordered pursuant to Firm POs issued hereunder prior to the date on which notice of such termination was given, or prior to the expiration date of the Agreement, as applicable.

(b) Technology Transfer. [***].

(c) Capital Equipment.

(i) In the event that during the Term, Alkermes obtained capital equipment pursuant to Section 5.6(b), then upon a technology transfer pursuant to Section 10.4(b), if and only if Recro has paid all expenses with respect to such capital equipment in accordance with Section 5.6(b), then, if Recro so elects by written notice, Alkermes shall ship such capital equipment to Recro or its designated Third Party manufacturer at Recro’s expense, including reimbursing Alkermes’ Fully Burdened Costs and Third Party expenses with respect thereto.

(ii) In the event that during the Term, Alkermes obtained 5kg Capital Equipment pursuant to Section 5.4, then upon Alkermes’ election by written notice to Recro following a technology transfer pursuant to Section 10.4(b), Recro shall reimburse Alkermes’ Fully Burdened Costs and Third Party expenses with respect to such 5kg Capital Equipment to the extent such costs have not already

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

been recouped through Recro’s payment of Fully Burdened Costs for the BC Parenteral Meloxicam hereunder, and Alkermes shall ship such capital equipment to Recro or its designated Third Party manufacturer, at Recro’s expense.

(iii) The disposition of all other capital equipment purchased in connection with providing Services hereunder shall be determined in accordance with the applicable written agreement contemplated by Section 5.5.

(d) Additional Costs. In the event that Recro terminates this Agreement pursuant to Section 10.2 or Alkermes terminates this Agreement pursuant to Section 10.3, Recro shall promptly reimburse Alkermes for any Third Party cancellation fees and other expenses payable by Alkermes that are related to such early termination of this Agreement and are not otherwise recoverable under this Section 10.4.

(e) Accrued Rights and Obligations. Except as otherwise expressly provided in this Agreement, any expiration or termination of this Agreement shall be without prejudice to any rights accrued to the benefit of either Party, and shall not relieve either Party of any obligations accrued, prior to such expiration or termination.

(f) Surviving Provisions. The rights and obligations under Sections 6.2, 6.3, 6.4, 6.5, 6.7, 6.8, 6.11, 9.4, 10.4 and Articles 7, 8, 11, 12 and 13 shall survive any expiration or termination of this Agreement, in each case only in the event and to the extent applicable and subject to the terms and conditions stated therein. In addition, any other provision required to interpret or to enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full performance of this Agreement. Any right to terminate this Agreement, and any rights a Party has under this Article 10, as applicable, shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

Article 11

Indemnification / Limitation of Liability

11.1 Indemnification.

(a) Recro Indemnification. Recro hereby agrees to indemnify and hold Alkermes and its Affiliates and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (the “Alkermes Indemnitees”) harmless from and against any and all liabilities, damages, costs, expenses (including reasonable attorneys’ fees and other expenses of litigation), losses and judgments relating to a Third Party claim, suit, action or demand (collectively, “Losses”) to the extent arising out of or resulting from (i) any material breach of this Agreement by Recro, or (ii) use, manufacture, sale, offer for sale, import or development or commercialization of BC Parenteral Meloxicam or Finished Meloxicam (in each case, Manufactured in accordance with the applicable Specifications) by or for Recro or any of its Sublicensees, including Losses relating to death, personal injury, illness, product liability or property damage or the failure to comply with applicable Law. Third Party claims, suits, actions and demands subject to this Section 11.1(a) shall not include any claims, suits, actions or demands asserted by any Affiliate of Alkermes.

(b) Alkermes Indemnification. Alkermes hereby agrees to indemnify and hold Recro, its Sublicensees, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (the “Recro Indemnitees”) harmless from and against all Losses to the extent arising out of or resulting from any material breach of this Agreement by Alkermes. Third Party claims, suits, actions and demands subject to this Section 11.1(b) shall not include any claims, suits, actions or demands asserted by any Affiliate or Sublicensee of Recro.

(c) Procedure. If any Person (each, an “Indemnitee”) intends to claim indemnification under this Section 11.1, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any demand, claim, action or proceeding that may result in Losses (each, a “Claim”) (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall be entitled, by delivery of written notice to the Indemnitee within twenty (20) Business Days of the receipt of notice of a Claim, to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided that the Indemnitor shall only be entitled to undertake, conduct and control such settlement or defense if it acknowledges, in writing, to the Indemnitee, its obligation to indemnify the Indemnitee pursuant to the terms and subject to the limitations of this Article 11. An Indemnitee may participate in the defense of such Claim through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnitee. If the Indemnitor does not assume the defense and control of any Claim pursuant to this Section 11.1(c), the Indemnitee shall be entitled to assume and control such defense through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this Article 11. Notwithstanding any other provision of this Section 11.1(c) to the contrary, no Indemnitee shall be required to waive a conflict of interest under any applicable rules of professional ethics or responsibility if such waiver would be required for a single law firm to defend both the Indemnitor and one or more Indemnitees. In such case, the Indemnitor shall provide a defense of the affected Indemnitees through a separate law firm reasonably acceptable to the affected Indemnitees at the Indemnitor’s expense. The Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be the Confidential Information of the Indemnitee.

11.2 Insurance.

(a) Coverage. Each Party shall procure and maintain insurance policies for the following coverages with respect to personal injury, bodily injury and property damage arising out of its performance under this Agreement: (i) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [***] combined single limit per occurrence and in the aggregate; (ii) during the conduct of clinical trials of BC Parenteral Meloxicam, clinical trials coverage in a minimum amount of [***] combined single limit per occurrence and in the aggregate; and (iii) prior to the first commercial sale of Finished Meloxicam, product liability coverage, in a minimum amount of [***] combined single limit per occurrence and in the aggregate, with the coverage provided for in clause (ii) and clause (iii) to remain in force during the Term and for at least [***] thereafter. Upon request, each Party shall provide the other Party with insurance certificates evidencing the required coverage within thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. In the event that any of these policies are written on a claims made basis, then such policies shall be maintained during the Term and for a period of not less than [***] following the termination or expiration of this Agreement. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder.

(b) Rating. The policies of insurance required by this Section 11.2 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better.

11.3 Limitation of Liability.

(a) No Alkermes Indemnitee or Recro Indemnitee shall be entitled to indemnification pursuant to Section 11.1(a) or 11.1(b), respectively, to the extent that Losses resulted from such Alkermes Indemnitee’s or such Recro Indemnitee’s (as applicable) bad faith, gross negligence, willful misconduct or failure to comply with applicable Law.

(b) Alkermes’ liability under this Agreement howsoever arising shall not exceed the amount actually paid for the Services provided hereunder during the [***] period immediately preceding the date of the action or omission alleged to have caused such liability (“Lookback Period”). In no event shall Alkermes’ cumulative liability under this Agreement at any time exceed the amount actually paid as of such time for the Services provided hereunder. In all cases, for purposes of calculating the limit of liability for purposes of this Section 11.3(b), amounts paid for Services provided hereunder shall exclude any amounts paid by Alkermes to Third Parties in connection with such Services.

(c) Except with respect to liability arising from a breach of Article 12 or indemnification obligations pursuant to Article 11, notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 12

Confidential Information

12.1 Confidentiality

(a) The Parties shall refrain from, either alone or in conjunction with any other Person, or directly or indirectly through their Affiliates or Representatives, disclosing to any other Person, or using in any manner, any confidential, proprietary or secret information (“Confidential Information”) of any other Party or such Party’s Affiliates; provided that the foregoing obligations of confidentiality and non-use will not apply to any Confidential Information that (i) is or becomes generally available to the public or otherwise part of the public domain and other than through any act or omission of the foregoing Persons or their Affiliates in breach of this Agreement, the Purchase and Sale Agreement, the Ancillary Agreements, the Intellectual Property Transfer and License Agreement or the IP License Agreement, (ii) is disclosed after the date hereof to the foregoing Persons or their Affiliates or Representatives on a non-confidential basis by a Third Party that is not subject to an obligation of confidentiality with respect to such Confidential Information, and (iii) is independently discovered or developed by the foregoing Persons or their Affiliates without the aid, application, or use of such Confidential Information. For clarity, the Parties agrees that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 12.1(b) and 12.1(c) below.

(b) Notwithstanding Section 12.1(a), a Party may disclose the Confidential Information of the other Party in order to comply with (i) applicable non-patent Law (including any securities law or regulation or the rules of a securities exchange); (ii) a request or requirement by deposition, interrogatory, request for documents, subpoena, civil investigation demand or similar process or a formal request from a regulatory examiner, if in the reasonable opinion of counsel, such disclosure is necessary for such compliance (an “External Demand”); and (iii) to its Affiliates, and potential and actual acquirers, merger partners, investors, investment bankers or lenders and their respective counsels and advisors; provided that, (A) with regard to disclosure under clause (ii), prior to making such disclosure, the Party subject to such demand or request shall (x) immediately notify the other Party of the existence, terms and circumstances surrounding such External Demand, (y) consult with the other Party on the availability of taking legally available steps to resist or narrow such request or disclosure, and (z) assist the other Party, at the other Party’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances and (B) with regard to disclosure under clause (iii), prior to making such disclosure, such entities are bound by commercially reasonable obligations of confidentiality with respect to the use and disclosure of such Confidential Information.

(c) The Parties acknowledge that either or both Parties may be obligated to make filings (including, but not limited to, the filing of a copy of this Agreement) with the SEC or other Governmental Entity. Each Party shall be entitled to make such required filings, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms of this Agreement to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing of this Agreement, the Party making such filing shall provide notice to the other Party with a copy of such disclosure and, if applicable, a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall give good faith consideration to the other Party’s comments thereon to the extent consistent with the legal requirements. No such notice shall be required under this Section 12.1(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party or otherwise approved by the other Party

(d) The Parties acknowledge that the obligations of confidentiality set forth in this Section 12.1 shall be in addition to, and shall not amend, modify or otherwise limit, any obligations of confidentiality or non-disclosure as set forth in the Purchase and Sale Agreement.

Article 13

Miscellaneous

13.1 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile or as an attachment to an e-mail and upon such delivery the signature shall be deemed to have the same effect as if the original signature had been delivered to the other Parties.

13.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether based on contract, tort or any other theory) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts negotiated, made and performed in such State without giving effect to the choice of law principles of such State or other jurisdiction that would require or permit the application of the laws of another jurisdiction.

(b) Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(c) Each Party knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought by any of them against any other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. Neither Party shall seek a jury trial in any Action based upon, or arising out of, this Agreement. Neither Party shall seek to consolidate any such Action in which a jury trial has been waived with any other Action in which a jury trial cannot be or has not been waived. Each Party certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth in this Section 13.2. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 13.2 shall not be fully enforced in all instances.

13.3 Entire Agreement. This Agreement (including the Exhibits to this Agreement), together with the Quality Agreements, contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in these documents. Neither of the Parties shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth in this Agreement (including the Exhibits to this Agreement).

13.4 Notices. All notices and other communications to be given to a Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of telegram, facsimile or e-mail and shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to Alkermes:

Alkermes Pharma Ireland Limited

Connaught House

1 Burlington Road

Dublin 4, Ireland

Attn: Noeleen Kenny, Vice President Alliance Management

F: +353 1 7728001

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attn: Mitchell S. Bloom, Esq.

          Robert E. Puopolo, Esq.

Fax No.: (617) 523-1231

and with a copy (which shall not constitute notice) to:

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2, Ireland

Attn: Christopher P.J. McLaughlin

Fax No.: + 353 1 616 3901

(b)	If to Recro:

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

Attn:	Chris Sharr
Gerri Henwood
Email:	csharr@recropharma.com
ghenwood@recropharma.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attn: Rachael M. Bushey, Esq.

Email: busheyr@pepperlaw.com

13.5 Assignment. This Agreement may not be assigned by a Party, by operation of law or otherwise, without the express written consent of the other Party (which consent may not be unreasonably delayed, conditioned or withheld); provided, however, that (a) a Party may assign, mortgage, charge or dispose of any of its rights or obligations under this Agreement without the prior written consent of the other Party in the event of a merger, sale or similar transaction involving all or substantially all of its assets, provided that doing so does not add any obligations hereunder and (b) either Party may assign this Agreement to an Affiliate.

13.6 Third Party Beneficiaries. This Agreement is not intended to confer upon any Person not a party to this Agreement (and their successors and assigns) any rights or remedies hereunder.

13.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Each Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

13.8 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, may occur in the event that Alkermes does not perform any provision of this Agreement with respect to supply of Clinical Requirements in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that, to prevent breaches or threatened breaches by Alkemres of any of its covenants or obligations set forth in this

Agreement with respet to the supply of Clinical Requirements and to enforce specifically the terms and provisions of this Agreement with respect thereto, Recro shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Alkermes with respect to the supply of Clinical Requirements and to enforce specifically the terms and provisions hereof with respect thereto, in addition to any other remedy to which Recro is entitled in law or in equity; but, in each case, only for so long as is necessary for the Parties to transfer the supply of Clinical Requirements to a Third Party that is reasonably satisfactory to Recro in accordance with Section 10.4(b). Alkermes shall not oppose the granting of an injunction, specific performance and other equitable relief sought by Recro in accordance with this Section 13.8 on the basis that Recro has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

13.9 Interpretation; Absence of Presumption. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, and Exhibit are references to the Articles, Sections and Exhibits to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (iv) references to “$” or cash shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” shall mean calendar days unless Business Days are expressly specified; and (xii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

13.10 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. If any provision of this Agreement (or any portion thereof) shall be held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term, provision, covenant or restriction of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.12 Force Majeure.

(a) Alkermes shall notify Recro of any circumstances beyond the reasonable control of Alkermes including, but not limited to, war, insurrection, riot, civil commotion, acts of terrorism, act of God, market closure (which is not in the ordinary course of business), fire, water damage, explosion, mechanical breakdown, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), any material interruption in telecommunications, Internet or utilities services that prevents, hinder or delays Alkermes from performing its obligations under this Agreement (a “Force Majeure Event”).

(b) In the event that Alkermes is prevented, hindered or delayed from performing its obligations under this Agreement, in whole or in part, due to a Force Majeure Event, then (i) the affected provisions and/or other requirements of this Agreement shall be suspended to the extent necessary during the period of such disability, and (ii) Alkermes shall have no liability to Recro or any other party in connection with such suspension. Alkermes shall use its commercially reasonable best efforts to resume full performance of this Agreement as soon as reasonably practicable following the conclusion of the Force Majeure Event. From the commencement and during the continuance of a Force Majeure Event, Recro may replace, at its sole expense, any affected Service by providing such Service internally or engaging a Third Party to provide such Service and Alkermes shall reasonably cooperate with such efforts.

13.13 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary, or that the other Party may deem advisable, in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

13.14 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute the Parties as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied Third Party beneficiaries hereunder (except for purposes of Section 11.1, the Alkermes Indemnitees and the Recro Indemnitees).

13.15 Performance by Affiliates and Subcontractors. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates, provided that notice is given to the other Party in advance. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. In addition, Alkermes reserves the right to employ subcontractors from time-to-time to undertake certain activities related to the Services as approved by Recro, such approval not to be unreasonably withheld, delayed or conditioned. Recro hereby acknowledges and agrees that Patheon Italy is an approved subcontractor. All subcontractors will be qualified by Alkermes in a manner consistent with the Quality Agreement. All subcontractors will be held under obligations of confidentiality consistent with those set forth in Article 12. Any breach by a subcontractor of Alkermes of any of such Alkermes’ obligations under this Agreement shall be deemed a breach by Alkermes, and Recro may proceed directly against Alkermes without any obligation to first proceed against Alkermes’ subcontractor.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ALKERMES PHARMA IRELAND LIMITED

By:	/s/ Richie Paul
(Signature)

Name:	Richie Paul

Title:	Director

RECRO PHARMA, INC.

By:	/s/ Gerri Henwood
(Signature)

Name:	Gerri Henwood

Title:	President and Chief Executive Officer

[Signature Page to Development, Manufacturing and Supply Agreement]

Exhibit A

Specifications

Meloxicam NCD Specifications - Bulk

TEST	SPECIFICATIONS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-1

Meloxicam IV Finished Product Specifications - Vial

TEST	SPECIFICATIONS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A-2

Exhibit B

Work Plans

B-1

Exhibit C

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B-2